UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2013
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TIVO INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On September 11, 2013, our Board of Directors appointed Daniel M. Moloney as a member of the Board. In connection with Mr. Moloney's appointment, the Board determined that Mr. Moloney shall serve as a non-employee, independent member of the Board. With the election of Mr. Moloney to the Company's Board, the Board now has a total of 8 members, of which 7 serve as non-employee, independent directors. As a non-employee member of the Board, Mr. Moloney will be entitled to the compensation set forth below. Additionally, Mr. Moloney replaced Mr. Aquino as a member of the Company's Audit Committee effective September 11, 2013.

The Company's press release announcing Mr. Moloney's appointment to the Board is attached hereto as Exhibit 99.1.

ITEM 8.01. Other Events.
On September 11, 2013, the Company's Board approved the following updates to the compensation paid to the Company's non-employee directors to be effective as of September 11, 2013.
Annual Cash Retainers: The annual cash retainer paid to each non-employee director remains $50,000.
Chairs of the Audit, Compensation, Nominating and Governance and all other committees are also eligible to receive an annual cash retainer for their service as the chairs of these committees and those annual committee chair cash retainers, which are also paid on a quarterly basis, are as follows: Audit Committee Chair retainer was increased from $25,000 to $30,000; the Compensation Committee Chair retainer was increased from $20,000 to $25,000; the Nominating and Governance Committee Chair retainer was increased from $10,000 to $20,000; and the retainer for the Chair of any other committee of the Board remains $10,000.
Additionally, members of the Audit, Compensation, Nominating and Governance and all other committees remain eligible to receive an annual cash retainer for their committee service. Those annual committee cash retainers remain $10,000 for members of the Audit Committee, $7,500 for the members of the Compensation Committee, and $5,000 for members of the Nominating and Governance Committee and all other committees.
The Board also pays a separate annual cash retainer to the Board's non-employee Lead Independent Director that was increased from $50,000 to $60,000.
All annual cash retainer fees are paid to non-employee directors on a quarterly basis in arrears.
Board and Committee Meeting Attendance Fees: Non-employee directors do not receive any additional compensation for their attendance at Board meetings. Non-employee directors, however, will continue to receive an additional $2,000 for each committee meeting they attend during the year (paid quarterly) for which they are a member or for which they attend at the request of such committee.
Initial Equity Grants to New Board Members: Each new non-employee Board member who joins the Company's Board will receive an initial equity grant of restricted stock consisting of that number of shares of the Company's common stock calculated by dividing $160,000 (increased from the previous $100,000) by the closing trading price of a share of the Company's common stock on the date of grant, all of which shall vest 25% annually on the grant anniversary over four years subject to continued service to the Company. New non-employee Board members will no longer receive 25,000 stock options upon joining the Board.
Annual Equity Grants: On the date of each Annual Meeting of Stockholders, each continuing non-employee director (except those non-employee directors who joined the Board after the last Annual Meeting who will receive a pro rata annual equity grants based on the number of months served) will receive an award of restricted stock consisting of that number of shares of the Company's common stock calculated by dividing $160,000 (increased from the previous $100,000) by the closing trading price of a share of the Company's common stock on the date of grant, all of which will vest 100% on the first anniversary of their grant subject to continued service to the Company. The Board additionally approved an one-time grant of restricted stock worth $60,000 as of September 11, 2013 for each continuing non-employee director as part of the increase in annual equity grants approved by the Board to bring the total amount of annual equity granted to non-employee directors to $160,000 for the current year.
Board Ownership Guidelines: The Board also approved an increased to its equity ownership guidelines for non-employee directors that will require each non-employee director to own 25,000 shares of the Company's common stock within five years of the director joining the Board (which at the time of implementation was roughly equivalent to five times the annual cash retainer paid to a non-employee Board member).

ITEM 9.01. Financial Statements and Exhibits.

(d)           The following exhibit is included with this Report:

Exhibit Number	Description
99.1	Press release of TiVo Inc., dated September 13, 2013, announcing the appointment of Daniel M. Moloney to TiVo's Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVO INC.

Date: September 13, 2013	By:	/s/ Naveen Chopra
Naveen Chopra
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of TiVo Inc., dated September 13, 2013, announcing the appointment of Daniel M. Moloney to TiVo's Board of Directors.